UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 940

New York, NY 10016

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 440-9310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2015, Immune Pharmaceuticals Inc. (the “Company”) entered into a binding memorandum of understanding (the “MOU”) with Yissum Research Development Company of The Hebrew University of Jerusalem Ltd. (“Yissum”) regarding certain of Yissum’s patents developed by Prof. Simon Benita in connection with nanoparticles for topical delivery of active agents (the “Technology”) for cyclosporine A. Oral cyclosporine A was approved by the U.S. Food and Drug Administration for the treatment of psoriasis and by the European Medicines Agency for psoriasis and atopic dermatitis. Topical cyclosporine A may be used, subject to regulatory approval, as an alternative to the oral formulation and other topical drugs and it will expand our dermatology development portfolio. Pursuant to the MOU, the Company will enter into a definitive license agreement (the “License”) with BNS, Ltd., a company to be established by Yissum and Prof. Benita (“BNS”), within six months of the date of the MOU (subject to an extension), for the commercial development and marketing of the Technology worldwide. In addition, the Company will sponsor Yissum’s further research and development of the Technology for cyclosporine A.

In consideration for the License to be executed between the parties, the Company will be obligated to pay Yissum the following payments:

•	An annual maintenance fee of $30,000, commencing five years following the execution of the License, which maintenance fee shall increase at a rate of 30% each year, up to a maximum of $100,000, and may be credited against royalties or milestone payments payable in the same calendar year.

•	Royalties on net sales of products by the Company in the amount of up to 5%, subject to certain possible reductions.

•	License fees of $0.5 million, payable in four quarterly installments, commencing upon the execution of the License.

•	Up to approximately $4.5 million upon the achievement of certain regulatory, clinical development and commercialization milestones.

In addition, the Company will sponsor the further research of the Technology to be conducted by Yissum, with a minimum payment of $300,000 for the first year, which amount shall be reviewed and approved by the parties on an annual basis.

Furthermore, in consideration for Yissum not offering the Technology to any third party for a period of six-month after the execution of the MOU, the Company has agreed to issue BNS, upon the execution of the License, 250,000 shares of the Company’s common stock and provided BNS certain piggy-back registration rights with respect to those shares.

A copy of the MOU is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary description of the MOU and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 7.01	Regulation FD Disclosure.

On June 10, 2015, the Company issued a press release announcing the entry into the MOU with Yissum, as described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Memorandum of Understanding with Yissum Research Development Company of The Hebrew University of Jerusalem Ltd., dated June 10, 2015
99.1	Press release, dated June 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: June 11, 2015	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer